CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***],” HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ASSET PURCHASE AGREEMENT

By and between

ESCAPE THERAPEUTICS, INC.

and

AGEX THERAPEUTICS, INC.

dated as of August 13,

2018

i

ii

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 13, 2018 is entered into between Escape Therapeutics, Inc., a California corporation (“Seller”) and AgeX Therapeutics, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller is an early stage biotechnology company focused on accelerating commercial availability of allogeneic stem cell therapies; and,

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain patents and other assets as further defined in this Agreement, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in the assets described in this Section 1.01, including Schedules 1.01(a) through 1.01(g) (collectively, the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance (“Encumbrance”):

(a) all patents and patent applications set forth in Schedule 1.01(a), and all patents that issue from such patent applications, and all continuations, and continuations- in-part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals, of any of the foregoing (“Patents”), and any other patents or patent applications from which any Patents claim priority or that claim priority from any Patents, and all inventions disclosed and claimed in any of the foregoing (collectively “Acquired Patents”);

(b) all royalties (other than the Royalty set forth in this Agreement), fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to any of the Acquired Patents;

(c) all claims and causes of action against third-parties with respect to any of the Acquired Patents, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, misappropriation, violation, breach, or default;

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(d) all know-how related to the Acquired Patents, including any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, formulae, enhancements, modifications, technological developments, techniques, systems, designs, drawings, plans, software, data, programs, and other knowledge, information, skills, and materials pertaining to the Acquired Patents, and any modifications, variations, derivative works, and improvements of or relating to any of the foregoing (collectively, “Know-How”);

(e) any and all laboratory notes, notebooks, and documentation in any and all media related to the Acquired Patents or Know-How (collectively, “Lab Documents”); and

(f) all equipment and supplies set forth in Schedule 1.01(f) (“Equipment”).

Section 1.02 Assumption of Liabilities. Subject to the terms and conditions set forth in this Agreement, Buyer shall assume and agree to pay, perform, and discharge the liabilities and obligations set forth on Schedule 1.02, but only to the extent that such liabilities and obligations do not relate to any breach, default, or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (“Retained Liabilities”).

Section 1.03 Purchase Price. The aggregate purchase price for the Purchased Assets is $1,072,435.84 in cash plus 80,000 shares of Common Stock (collectively, the “Purchase Price”), which shall be paid to Seller as set forth in Section 1.04. Buyer and Seller agree that for the purpose of the payment of the Purchase Price, the Purchase Shares have a value of $2.50 per share, which is the price at which Buyer has most recently directly sold shares of its Common Stock.

Section 1.04 Payment of Purchase Price

(a) Closing Payment. Buyer shall pay $1,072,435.84 of the cash portion of the Purchase Price (“Closing Payment”) to Seller at the Closing (as defined below), by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Seller to Buyer no later than two Business Days prior to Closing. Buyer shall delver to Seller at Closing a stock certificate registered in the name of Seller evidencing 80,000 Purchase Shares (the “Closing Shares”).

Section 1.05 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Schedule 1.05. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

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Section 1.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.07 Definitions. In addition to the definitions of terms found elsewhere in this Agreement, the following terms used in this Agreement shall have the following meanings:

(a) “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in California are authorized or required by law to be closed for business.

(b) “Combination Product” means (i) a product that contains a Patented Product component and one or more other essential functional components that could be sold separately and that perform(s) a useful function independent of the Patented Product component, such that the Patented Product component can also function independently of the other essential functional components; or (ii) a service that includes a Patented Service component, and one or more other service components that could be sold separately and that perform(s) a useful function independent of the Patented Service component, such that the Patented Service component can also function independently of the other service components. For the purposes of this Agreement, the parties agree that an “essential functional component” shall mean a substance, article, or device or set of substances, articles, or devices with a chemical, biochemical, and/or biological activity or a function that has utility in conjunction with a Patented Product or Patented Service.

(c) “Common Stock” means the common stock, par value $0.0001 per share, of Buyer.

(d) “FDA” means the United States Food and Drug Administration.

(e) “Milestone Shares” means the shares of Common Stock issuable or issued pursuant to Section 1.09.

(f) “Net Sales” means the gross amount invoiced and actually collected by Buyer from the sale of Patented Products, Patented Processes, or Patented Services, less returns, allowances, or credits, rebates, excise, sales, use or value-added taxes, costs of packing, transportation, and insurance, delivery charges, cash and trade discounts allowed, import duty, and commissions to agents.

(g) “Patented Process” means any process that, in whole or in part absent Buyer’s acquisition of the Acquired Patents pursuant to this Agreement, would infringe one or more Valid Claims of the Acquired Patents or that uses a Patented Product.

(h) “Patented Product” means any product that, in whole or in part absent Buyer’s acquisition of the Acquired Patents pursuant to this Agreement, would infringe one or more Valid Claims of the Acquired Patents, or is manufactured by using a Patented Process or that, when used, practices a Patented Process.

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(i) “Patented Service” means any provision of service to a third party using Patented Products and/or Patented Processes or practice of the Acquired Patents on behalf of a third party using Patented Products and/or Patented Processes.

(j) “Purchase Shares” means the 80,000 shares of Common Stock to be issued to Seller as part of the Purchase Price, subject to Section 1.05.

(k) “Quarterly Period” means each three-month period commencing on the 1st of January, 1st of April, 1st of July, and 1st of October.

(l) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(m) “Term” commences on the Closing Date (as defined in Section 2.01) and shall expire on a country by country basis upon the expiration or abandonment of the last Valid Claim.

(n) “Trading Day” means any day on which the Common Stock is traded on a national securities exchange or the OTC Bulletin Board, provided that “Trading Day” shall not include any day on which the Common Stock does not trade for at least 4.5 hours on at least one national securities exchange or the OTC Bulletin Board.

(o) “USPTO” means the United States Patent and Trademark Office.

(p) “Valid Claim” means (a) a claim of an issued and unexpired patent within the Acquired Patents, which claim has not been revoked or found to be unenforceable, unpatentable, or invalid by an unreversed and unappealable decision of a court or other governmental agency of competent jurisdiction, or (b) a claim set forth in an application within the Acquired Patents that has been filed in good faith and that has not been abandoned or finally rejected in a decision that is unappealable or unappealed within the time allowed for appeal.

(q) “VWAP” means the volume-weighted average price per share of the Common Stock for the last 30 consecutive Trading Days.

Section 1.08 Royalties

(a) Royalty. In addition to the Purchase Price and subject to the additional terms set forth in this Section 1.08 Buyer shall pay to Seller within forty-five (45) days of the last Business Day of each Quarterly Period during the Term a royalty of [***]% of the Net Sales (“Royalty”).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***],” HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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(b) Combination Products. In the case of Combination Products, Net Sales shall be multiplied by a proration factor determined by the formula [A / (A+B)], where A is the average gross sales price of all Patented Product or Patented Service components during such period when sold separately from the other components, and B is the average gross sales price of the other components during such period when sold separately from the Patented Product or Patented Service components.

(c) Royalty Stacking. If, Buyer in its sole discretion takes a royalty-bearing license under patent rights owned by a third party to make, use, offer to sell, sell, or import any Patented Product, Patented Process, or Patented Service, Buyer may deduct from any Royalty due under this Agreement, the royalties actually paid by Buyer to each such third party for such Patented Product, Patented Process, or Patented Service; provided, however, that such deduction shall not reduce the Royalty to equal less than [***]% of the Net Sales of such Patented Product, Patented Process, or Patented Service.

(d) No Multiple Royalties. No multiple royalties shall be payable on the basis that any Patented Product, Patented Process, or Patented Service, its manufacture, use, lease, sale, or performance are or shall be covered by more than one patent or patent application within the Acquired Patents.

Section 1.09 Milestone Payments. After the Closing, Buyer shall issue to Seller additional shares of Common Stock if Buyer attains the clinical development milestones for one or more cell therapy Patented Products shown in clauses (a) through (d) of this Section 1.09. For the purpose of determining the number of shares of Common Stock to be issued to Seller upon the attainment of a milestone pursuant to this Section 1.09, the Common Stock shall be valued at the greater of (i) the VWAP per share determined on the date the applicable milestone is achieved if the Common Stock is then publicly traded, and (ii) $2.50 per share, subject to pro rata adjustment in the event of a split up, reverse split, or combination of the Common Stock, or pro rata distribution of shares of Common Stock by Buyer to holders of Common Stock without the payment of consideration by such holders. In each case, the milestone payment shall be made only if on the date the milestone is achieved the Patented Product is covered by a claim of an unexpired patent within the Acquired Patents issued by the USPTO, which claim has not been revoked or found to be unenforceable, unpatentable, or invalid by an unreversed and unappealable decision of a court of competent jurisdiction or by the USPTO. Milestone Shares shall be delivered to Seller not later than ten (10) Business Days after the applicable milestone is achieved.

(a) A number of shares of Common Stock valued at $[***] shall be issued following commencement of a Phase I/II clinical trial by Buyer in the United States following the filing an investigation new drug filing with the FDA;

(b) A number of shares of Common Stock valued at $[***] shall be issued following commencement of a Phase IIB clinical trial by Buyer in the United States;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***],” HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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(c) A number of shares of Common Stock valued at $[***] shall be issued following commencement of a Phase III clinical trial by Buyer in the United States;

(d) A number of shares of Common Stock valued at $[***] shall be issued following Buyer’s receipt of FDA approval of a New Drug Application or a Biologics License Application for the first indicated use of the Patented Product.

ARTICLE II

CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the principal office of the Buyer on the second Business Day after all of the conditions to Closing set forth in ARTICLE VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is referred to as the “Closing Date”.

Section 2.02 Closing Deliverables

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of EXHIBIT A (the “Bill of Sale”) duly executed by Seller, transferring the Equipment and Lab Documents to Buyer;

(ii) an assignment of intellectual property in the form of EXHIBIT B (the “Patent Assignment”) and duly executed by Seller, transferring all of Seller’s right, title, and interest in and to the Acquired Patents to Buyer;

(iii) the complete prosecution files, including original granted patents, for all Acquired Patents in such form and medium as requested by Buyer, andall such other documents, correspondence, and information as are reasonably requested by Buyer to register, prosecute to issuance, own, enforce, or otherwise use the Acquired Patents, including any maintenance fees due and deadlines for actions to be taken concerning prosecution and maintenance of all Acquired Patents in the 90 day period following the date hereof;

(iv) the Consulting Agreement, by and between Seller and Buyer, in the form of EXHIBIT C (“Consulting Agreement”), duly executed by Seller and Basil M Hantash;

(v) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code duly executed by Seller;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***],” HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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(vi) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder, and (C) the resolutions of the shareholders of Seller, which approve this Agreement and the transaction set forth in this Agreement; and,

(vii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Payment;

(ii) a certificate in the name of Seller evidencing 80,000 Purchase Shares; and,

(iii) the Consulting Agreement duly executed by Buyer.

SECTION 2.03 Pick up of Purchased Assets. On the Closing Date or shortly thereafter, the Equipment and Lab Documents shall be picked up by Buyer for delivery to the principal office of the Buyer at the sole expense of the Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder (the “Transaction Documents”), to carry out its obligations hereunder and to consummate the transactions contemplated hereby and by the Transaction Documents. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and by the Transaction Documents have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the Transaction Documents have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the Transaction Documents constitute legal, valid and binding agreements and obligations of Seller, enforceable against Seller in accordance with their respective terms.

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Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and by the Transaction Documents, do not and will not: (a) violate or conflict with the articles of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby or by the Transaction Documents.

Section 3.03 Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of all Encumbrances.

Section 3.04 Condition of Assets. The tangible personal property included in the Purchased Assets is in good condition and is adequate for the uses to which it is being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.05 Acquired Patents and Know-How

(a) Seller owns or has transferable, valid and enforceable rights to use all of the Acquired Patents set forth in Schedule 1.01(a) and Know-How, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order, or decree restricting the use of the Acquired Patents or Know-How or restricting the licensing thereof to any person or entity. All Acquired Patents are valid, subsisting and in full force and effect and Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof. For all Acquired Patents, Schedule 1.01(a) lists (A) the jurisdiction where the application or patent is located, (B) the application or patent number, and (C) the application or patent date.

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(b) To Seller’s knowledge, Seller’s prior and current use of the Acquired Patents and Know-How has not and does not infringe, violate, dilute or misappropriate the patents, trade secrets or proprietary information of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Acquired Patents or Know-How. To Seller’s knowledge, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the such Acquired Patents or Know-How, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand, or notice against any person or entity alleging any such infringement, misappropriation, dilution, or other violation.

(c) All persons having rights of inventorship with respect to the Acquired Patents have assigned such rights in full to Seller.

(d) Seller has disclosed to the United States Patent Office or each foreign patent office where a patent application for the Acquired Patents has been filed all prior art known to Seller, after due inquiry, related to the Acquired Patents.

Section 3.06 Ownership. Seller owns all right, title, and interest in and to the Purchased Assets, free and clear of liens, security interests, and other Encumbrances. Seller is in full compliance with all legal requirements applicable to the Purchased Assets and Seller’s ownership and use thereof.

Section 3.07 Patent Office and Legal Proceedings. None of the Patents have been or are currently involved in any reexamination, reissue, interference proceeding, ex parte, inter partes proceeding, or similar proceeding in the United States Patent Office or any foreign patent office, and Seller has no knowledge that such proceedings are pending or threatened. There are no claims, actions, suits, proceedings or governmental investigations (each, an “Action”) of any nature settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the intellectual property rights of any third party based on the use or exploitation of any Purchased Assets; (ii) challenging the validity, patentability, enforceability, issuance, or ownership of any Purchased Assets or Seller’s rights with respect thereto; or (iii) by Seller alleging any infringement, misappropriation, or other violation by any third party of any Purchased Assets.

Section 3.08 Enforcement . Seller has not put a third party on notice of infringement of any of the Acquired Patents.

Section 3.09 Rights of Third-Parties. To Seller’s knowledge, no Acquired Patent or Know-How is co-owned by, licensed to, or otherwise controlled by any other person or entity, including any current or former employee, officer, director, consultant, or contractor of Seller. Seller does not have any commitment, obligation, or duty, nor is it bound by any agreement to disclose, assign, or offer or grant any right or license to or pay any royalty related to any Acquired Patent or Know-How to any third person or entity. To Seller’s knowledge, no Acquired Patent is, or will become as a result of any action or failure to act on the part of Seller, subject to any (i) covenant not to sue, release, consent, or similar limitation on enforcement of such Acquired Patent; (ii) option to acquire or reversionary right; or (ii) grant of any right to any recoveries or proceeds from the enforcement or exploitation of such Acquired Patent.

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Section 3.10 Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.11 Compliance with Laws Seller has complied, and is now complying, with all applicable federal, state, and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.13 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of the Chief Executive Officer or Chief Financial Officer of Buyer.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and Transaction Documents, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and by the Transaction Documents have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the Transaction Documents constitute legal, valid and binding agreements and obligations of Buyer enforceable against Buyer in accordance with their respective terms.

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Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and by the Transaction Documents, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws, or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer, assuming for purposes of federal and state securities laws that the representations and warranties of Seller set forth in Section 8.01 are true and correct. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby or by the Transaction Documents, assuming for purposes of federal and state securities laws that the representations and warranties of Seller set forth in Section 8.01 are true and correct.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V
COVENANTS

Section 5.01 R&D Expenditures. Buyer intends to undertake research and development efforts to develop Patented Products and Patented Processes utilizing human embryonic stem cells produced under current good manufacturing practices or utilizing human embryonic progenitor cells, and/or to further develop or improve Acquired Patents (“Research Programs”). If during the period from the Closing Date through December 31, 2019 Buyer has not incurred at least $1,000,000 of expenses reasonably allocable to Research Programs, Buyer shall pay Seller $500,000 by March 31, 2020. If Buyer’s total expenses reasonably allocable to Research Programs from the Closing date through December 31, 2020 still have not totaled $1,000,000, Buyer shall pay Seller an additional $500,000 by March 31, 2021 and the royalty payable by Buyer pursuant to Section 1.08(a) shall increase from [***]% to [***]% (subject to the other provisions of Section 1.08 until Buyer’s total expenses reasonably allocable to Research Programs from the Closing Date forward equal $1,000,000. For avoidance of doubt the $1,000,000 of expenses referenced in this Section shall include both direct expenses such as compensation of employees and consultants engaged in Research Programs exclusive of expenses incurred from Consulting Agreement of Section 2.02(b)(iii), third party fees for services and costs of supplies used or consumed for Research Programs, and indirect expenses such as facility costs and general and administrative expenses reasonably allocable to Research Projects, and shall be determined on a cumulative basis, among all Research Programs in the aggregate, and shall not be required for each Research Program. Seller shall have the right, at Seller’s expense, to designate a firm of certified public accountants to audit Buyer’s books and records, not more frequently than once every calendar year, to verify the expenses incurred by Buyer reasonably allocable to Research Programs. Any such audit(s) shall be conducted at Buyer’s principal place of business (or such other place where Buyer may maintain its accounting books and records), after not less than one week of prior written notice to Buyer, and shall be conducted in a manner that will not interfere with Buyer’s normal business operations or with the audit or review of Buyer’s financial statements or books and records by Buyer’s certified public accountants. The allocation of expenses to Research Programs shall be determined in accordance with United States generally accepted accounting principles (GAAP”). All information derived by Seller’s certified public accountants in the audit of Buyer’s books and records shall be Buyer’s confidential information and shall not be disclosed by such accountants or Buyer to any third party; provided that in the event that disclosure of such information becomes necessary in order for Seller to enforce Seller’s right under this Section 5.01, Seller and its accountants and attorneys shall cooperate with Buyer in obtaining a protective order or similar relief to maintain the confidentiality of such information in any lawsuit or similar proceeding. Seller’s right to have its certified public accountants audit Buyer’s books and records shall be conditioned upon such accountants entering into a written confidentiality agreement on customary terms and conditions for the benefit of Buyer. For the purpose of this Section 5.01, expenses allocable to Research Projects shall include expenses incurred by (a) Buyer and its majority-owned subsidiaries, and (b) any joint-venture or co-development arrangement in which Buyer, alone or with one or more of its subsidiaries, undertakes a Research Program with a third party.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***],” HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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Section 5.02 Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, Seller shall not make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of Buyer. Buyer and its parent company, BioTime, Inc., may disclose this Agreement and the Transaction Documents in one or more reports or registration statements filed with the Securities Exchange Commission, and such disclosure shall not require any notification to or consent from Seller.

Section 5.03 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.04 Further Assurances. Following the Closing, each of the parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Transaction Documents. Without limiting the foregoing, and without limiting Section 2.02(a), Seller shall execute and deliver to Buyer such assignments and other documents, certificates, and instruments of conveyance in a form satisfactory to Buyer and suitable for filing with the USPTO and any foreign patent office registries, and other recording governmental authorities in all applicable jurisdictions (including with respect to legalization, notarization, apostille, certification, and other authentication) as necessary to record and perfect the Patent Assignment, and to vest in Buyer all right, title, and interest in and to the Acquired Patents in accordance with applicable law. As between Seller and Buyer, Buyer shall be responsible, at Buyer’s expense, for filing the Patent Assignment, and other documents, certificates, and instruments of conveyance with the applicable governmental authorities; provided that, upon Buyer’s reasonable request, Seller shall take such steps and actions, and provide such cooperation and assistance, to Buyer and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be necessary to effect, evidence, or perfect the assignment of the Purchased Assets to Buyer, or any of Buyer’s successors or assigns.

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ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects or in all material respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or Seller, which would challenge the Closing or the enforceability or validity of this Agreement or any Transaction Document or the consummation of any transaction contemplated by this Agreement or any Transaction Document.

(d) No injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby or any Transaction Document.

(e) Duly executed originals of all documents and certificates required to be delivered by Seller pursuant to Section 2.02(a).

(f) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents.

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ARTICLE VII
INDEMNIFICATION

Section 7.01 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 7.02 Indemnification by Seller. Seller shall defend, indemnify, and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers, and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (collectively, “Claims”), arising from or relating to (i) any breach of any of the representations or warranties of Seller contained in this Agreement; (ii) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or any Transaction Document; (iii) any and all Retained Liabilities, and (iv) any and all Encumbrances on the Purchased Assets as of Closing.

Section 7.03 Indemnification by Buyer. Buyer shall defend, indemnify, and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all Claims arising from or relating to any and all Assumed Liabilities.

Section 7.04 Indemnification Procedures. Each party entitled to indemnification under this ARTICLE VII (the “Indemnified Party”) shall give written notice (“Indemnification Notice”) to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld). The Indemnified Party may participate in such defense at the Indemnified Party’s own expense; provided, that the Indemnified Party shall be entitled to engage, at the Indemnifying Party’s expense, separate counsel to represent Indemnified Party in the defense of any claim if (i) Indemnifying Party fails to engage counsel and to defend against the claim within 20 days of the Indemnified Party’s delivery of the Indemnification Notice to the Indemnifying Party, (ii) if any conflict of interest arises between the Indemnifying Party and the Indemnified Party with respect to the defense of the claim, or (iii) if the Indemnified Party has one or more defenses that are not available to or are different from those available to the Indemnifying Party. The failure of an Indemnified Party to give Indemnification Notice as provided in this Section 7.04 shall not relieve the Indemnifying Party of its obligations under this ARTICLE VII except to the extent such failure results in the loss of substantive or procedural rights in the defense such action, but such failure shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to any Indemnified Party otherwise than under this ARTICLE VII. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation; provided, that the Indemnified Party may withhold its consent to any settlement or the entry of any judgment that would impose any injunctive or similar relief upon Indemnified Party.

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Section 7.05 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.

Section 7.06 Cumulative Remedies. The rights and remedies provided in this ARTICLE VII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VIII

INVESTMENT REPRESENTATIONS AND COVENANTS

Section 8.01 Investment Representations and Warranties. Seller makes the following additional representations and warranties to Buyer in connection with the issuance of the Purchase Shares and Seller’s agreement to accept Milestone Shares:

(a) Authorized to Hold Shares. Seller (a) is authorized and otherwise duly qualified to purchase and hold the Purchase Shares and Milestone Shares; (b) has its principal place of business as set forth in Section 9.02; and (c) has not been formed or reorganized for the purpose of acquiring Purchase Shares or Milestone Shares.

(b) Accredited Investor. Seller qualifies as an “accredited investor” under Regulation D promulgated under the Securities Act in that Seller is an entity in which all of the equity owners meet the requirements of at least one of items (1) through (7) of paragraph (a) of Rule 501 of Regulation D.

(c) Due Diligence. Seller has made such investigation of Buyer as Seller deemed appropriate for determining to acquire (and thereby make an investment in) the Purchase Shares and Milestone Shares. In making such investigation, Seller has had access to such financial and other information concerning Buyer as Seller requested. Seller has received and has had the opportunity to read copies of the Certificate of Incorporation of Buyer, the Bylaws of Buyer, Buyer’s Registration Statement on Form 10 as filed with the United States Securities and Exchange Commission (the “SEC”) on June 8, 2018, as amended by Amendment No. 1 filed with the SEC on July 19, 2018 (the “Form 10”), including all exhibits filed therewith which constitute the “Disclosure Documents.” Seller is relying on the information provided in the Disclosure Documents or otherwise communicated to Seller in writing by Buyer. Seller has not relied on any statement or representations inconsistent with those contained in the Disclosure Documents or otherwise communicated to Seller in writing by Buyer. Seller has had a reasonable opportunity to ask questions of and receive answers from the executive officers of Buyer concerning Buyer, and to obtain additional information (including all exhibits listed in the Disclosure Documents), to the extent possessed or obtainable by Buyer without unreasonable effort or expense, necessary to verify the information in the Disclosure Documents. All such questions have been answered to Seller’s satisfaction.

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(d) Risk Factors. Seller understands that Buyer will be subject to the risks described in the Form 10. Buyer is majority-owned subsidiary of BioTime, Inc. (“BioTime”) and Seller has read or has had access to and the opportunity to read the risk factor disclosures contained in BioTime’s public filings, including its most recent Form 10-K, as amended, and Form 10-Q filed with the SEC, as many of the risk factors contained in such filings relate to Buyer as well.

(e) Forward Looking Statements. Matters discussed in the Form 10 and in BioTime’s Form 10-K, as amended, an d Form 10-Q include matters that may be considered “forward looking” statements within the meaning of Section 27(a) of the Securities Act and Section 21(e) of the Securities Exchange Act of 1934, as amended, which statements Seller acknowledges and agrees are not guarantees of future performance and involve a number of risks and uncertainties.

(f) Unregistered Offer and Sale. Seller understands that the Purchase Shares and Milestone Shares are being offered, and the Purchase Shares and the Milestone Shares (if issued) are being sold, without registration under the Securities Act, or qualification under the California Corporate Securities Law of 1968, or under the laws of any other states of the United States, or the laws of any other country or jurisdiction, in reliance upon exemptions from such registration and qualification requirements. Seller acknowledges and understands that the availability of the aforesaid exemptions depends in part upon the accuracy of certain of the representations, declarations and warranties made by Seller, and the information provided by Seller, in this Section 8.01. Seller is making such representations, declarations and warranties, and is providing such information, with the intent that the same may be relied upon by Buyer and its officers and directors, and by BioTime and BioTime’s officers and directors, in determining Seller’s suitability to acquire the Purchase Shares and Milestone Shares. Seller understands and acknowledges that neither the SEC nor any other federal or state agency or commission has reviewed or endorsed the offering of the Purchase Shares and Milestone Shares or made any finding or determination as to the fairness of the offering or sale of the Purchase Shares and Milestone Shares or the completeness or correctness of the information in the Disclosure Documents.

(g) Restrictions on Transfer. Seller understands that the Purchase Shares and Milestone Shares received by Seller may not be offered, sold, or transferred by Seller in any manner unless subsequently registered under the Securities Act and registered or qualified under applicable state securities laws, unless there is an exemption from such registration and qualification available for such offer, sale or transfer.

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(h) Knowledge and Experience. The officers and directors of Seller making the decision on behalf of Seller to acquire the Purchase Shares and Milestone Shares have such knowledge and experience in financial and business matters to enable Seller to utilize the information contained in the Disclosure Documents or otherwise made available to Seller to evaluate the merits and risks of an investment in the Purchase Shares and Milestone Shares and to make an informed investment decision.

(i) Investment Intent. Seller is acquiring the Purchase Shares and Milestone Shares solely for Seller’s own account and for investment purposes, and not with a view to, or for sale in connection with, any distribution of the Purchase Shares and Milestone Shares, other than pursuant to an effective registration statement under the Securities Act or unless there is an exemption from such registration available for such offer, sale or transfer.

(j) No Public Market. There is currently no public market for the Purchase Shares and Milestone Shares and there can be no assurance that there will ever be a public market for the Purchase Shares and Milestone Shares and, as such, the Purchase Shares and Milestone Shares should be viewed as an illiquid investment.

(k) No Assurance of Return on Investment. It has never been represented, guaranteed or warranted to Seller by Buyer or BioTime, or by any officer, director, employee, or agent of Buyer or of BioTime, that Seller will realize any specific value, sale price, or profit as a result of acquiring the Purchase Shares and Milestone Shares.

Section 8.02 Restrictions on Transfer.

(a) Seller agrees that it will not sell, offer for sale, or transfer any of the Purchase Shares and Milestone Shares unless those Purchase Shares and Milestone Shares have been registered under the Securities Act, or unless there is an exemption from such registration and an opinion of counsel reasonably acceptable to Buyer has been rendered stating that such offer, sale, or transfer will not violate the Securities Act or any other United States federal or state securities laws.

(b) The certificates or book entries evidencing Purchase Shares and Milestone Shares will contain a legend to the effect that transfer is prohibited except pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.

(c) Buyer will refuse to register the transfer, and will issue instructions to any transfer agent and registrar of the Purchase Shares and Milestone Shares to refuse to register the transfer, of any Purchase Shares and Milestone Shares not made pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act.

Section 8.03 Resale Volume Restriction. Seller agrees that if the Common Stock becomes traded on a national securities exchange or on the OTC Bulletin Board, Seller shall not sell more than a total of 5,000 Purchase Shares and Milestone Shares during any calendar week.

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ARTICLE IX
MISCELLANEOUS

Section 9.01 Expenses. All costs and expenses incurred in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and by the Transaction Documents shall be paid by the party incurring such costs and expenses.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized next Business Day courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent before 5:00 pm on a Business Day, and on the next Business Day if sent after 5:00 pm or on a day other than a Business Day; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Escape Therapeutics, Inc. 3800 Geer Road, Suite 200
Turlock CA 95382
Tel: 408-204-8946
E-mail: basil@escapetherapeutics.com
Attention: Basil M. Hantash

If to Buyer:	AgeX Therapeutics, Inc.
1010 Atlantic Avenue, Suite 102
Alameda, CA 94501
E-mail: mwest@biotimeinc.com
Attention: Michael D. West

with a copy to:	Thompson, Welch, Soroko, & Gilbert LLP 450 Pacific Avenue, Suite 200
San Francisco, CA 94133
Tel: 415-448-5000
E-mail: rsoroko@twsglaw.com
Attention: Richard Soroko

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Section 9.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 9.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 9.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.07 No Third-party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08 Gender; Including; Parties; Definitions. Whenever appropriate in this Agreement, terms in the singular form shall include the plural (and vice versa) and any gender form shall include all others. “Including” means “including, without limitation” unless otherwise specifically required by context. Reference to a “party” or “parties” is reference to a party to, or the parties of, this Agreement, unless specified otherwise or otherwise required by context. Defined terms as used in this Agreement include all appropriate word variations of such terms, including tense and number variations.

Section 9.09 Headings; Section and Other References. Article, section, paragraph, and similar headings are for the convenience of the parties and do not form a part of this Agreement. References in this Agreement to articles, sections, paragraphs, and exhibits are references to articles, sections, and paragraphs in this Agreement and exhibits attached to this Agreement unless specified otherwise.

Section 9.10 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party.

Section 9.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

Section 9.13 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in the city of Oakland and county of Alameda, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 9.14 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Buyer:		Seller:

AgeX Therapeutics, Inc., a Delaware corporation		Escape Therapeutics, Inc., a California corporation

By:	/s/ Michael West	By:	/s/ Basil M. Hantash
Name:	Michael West	Name:	Basil M. Hantash
Title:	CEO	Title:	CEO & Chairman
Date:	August 13, 2018

By:
Name:
By:		Title:
Name:
Title:

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EXHIBITS AND DISCLOSURE SCHEDULES

Exhibits

EXHIBIT A:	Bill of Sale

EXHIBIT B:	Patent Assignment

EXHIBIT C:	Consulting Agreement

Schedules

Schedule 1.01(a)	Acquired Patents

Schedule 1.01(f)	Equipment

Schedule 1.02	Assumed Liabilities

Schedule 1.05	Allocation of Purchase Price

EXHIBIT A

BILL OF SALE

This Bill of Sale dated as of August 13, 2018 (“Effective Date”) is by Escape Therapeutics, Inc., a California corporation (“Seller”), in favor of AgeX Therapeutics, Inc., a Delaware corporation (“Buyer”). This Bill of Sale is made pursuant to the Asset Purchase Agreement, dated as of July 31, 2018 (the “Purchase Agreement”) by and between Seller and Buyer, to transfer the Purchased Assets (as defined below). Any capitalized term used but not defined in this Bill of Sale shall have the meaning set forth in the Purchase Agreement.

1. Conveyance. For good and valuable consideration in the amount paid under the Agreement, the receipt and adequacy of which Seller hereby acknowledges, Seller hereby irrevocably sells, assigns, transfers, conveys, grants, bargains, and delivers to Buyer, all of its right, title, and interest in the following Purchased Assets:

(a) all equipment and supplies set forth in Schedule 1 attached hereto; and,

(b) any and all laboratory notes, notebooks, and documentation in any and all media related to the Acquired Patents or Know-How.

2. Further Assurances. Seller, for itself and its successors and assigns, hereby covenants and agrees that, at any time and from time to time on Buyer’s written request, Seller will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure, and confirm unto and vest in Buyer and its successors and assigns title to the assets sold, conveyed, and transferred by this Bill of Sale.

3. Counterparts. This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Bill of Sale delivered by facsimile, e-mail of a counterpart in pdf format, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Bill of Sale.

IN WITNESS WHEREOF, Seller has duly executed and delivered this Bill of Sale as of the date first written above.

Escape Therapeutics, Inc., a California corporation

By:	/s/ Basil M. Hantash
Name:	Basil M. Hantash, MD, PhD
Title:	CEO & Chairman

SCHEDULE 1

EQUIPMENT

[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***],” HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT B

PATENT ASSIGNMENT AGREEMENT

This Patent Assignment Agreement (“Patent Assignment”) effective as of August 13, 2018 (the “Effective Date”), is by and between by Escape Therapeutics, Inc., a California corporation (“Seller”), and AgeX Therapeutics, Inc., a Delaware corporation (“Buyer”).

WHEREAS, Buyer is the purchaser of certain assets of Seller pursuant to the Asset Purchase Agreement, dated as of the Effective Date, by and between Buyer and Seller (the “Purchase Agreement”).

WHEREAS, under the terms of the Purchase Agreement, Seller has agreed to convey, transferred, and assigned to Buyer, among other assets, certain intellectual property of Seller, and has agreed to execute and deliver this Patent Assignment to evidence such conveyance, transfer, and assignment.

NOW THEREFORE, the parties agree as follows:

4. Assignment. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby irrevocably conveys, transfers, and assigns to Buyer, and Buyer hereby accepts, all of Seller’s right, title, and interest in and to the following (collectively, “Acquired IP”):

(a) all patents and patent applications set forth in Schedule 1 attached hereto, and all patents that issue from such patent applications, and all continuations, and continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals, of any of the foregoing (“Patents”), and any other patents or patent applications from which any Patents claim priority or that claim priority from any Patents, and all inventions disclosed and claimed in any of the foregoing (collectively “Acquired Patents”);

(b) all royalties (other than the Royalty set forth in the Purchase Agreement), fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to any of the Acquired Patents;

(c) all claims and causes of action against third-parties with respect to any of the Acquired Patents, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, misappropriation, violation, breach, or default; and,

(d) all know-how related to the Acquired Patents, including any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, formulae, enhancements, modifications, technological developments, techniques, systems, designs, drawings, plans, software, data, programs, and other knowledge, information, skills, and materials pertaining to the Acquired Patents, and any modifications, variations, derivative works, and improvements of or relating to any of the foregoing (collectively, “Know- How”).

5. Further Actions. Following the date hereof, upon Buyer’s reasonable request, and at Buyer’s sole cost and expense, Seller shall take such steps and actions, and provide such cooperation and assistance to Buyer and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, or perfect the assignment of the Acquired IP to Buyer, or any assignee or successor thereto.

6. Terms of the Purchase Agreement. The parties hereto acknowledge and agree that this Patent Assignment is entered into pursuant to the Purchase Agreement, to which reference is made for a further statement of the rights and obligations of Seller and Buyer with respect to the Acquired IP. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

7. Successors and Assigns. This Patent Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8. Governing Law. This Patent Assignment shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

9. Counterparts. This Patent Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this Patent Assignment delivered by facsimile, e-mail of a counterpart in pdf format, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Patent Assignment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

Seller:		Buyer:

Escape Therapeutics, Inc., a California corporation		AgeX Therapeutics, Inc., a Delaware corporation

By:	/s/ Basil M. Hantash	By:	/s/ Michael West
Name:	Basil M. Hantash, MD, PhD	Name:	Michael West
Title:	CEO & Chairman	Title:	CEO

SCHEDULE 1

ACQUIRED PATENTS

Matter No.	Title	Status	Application No.	Patent No.	Country
[***]	[***]	[***]	[***]	[***]	[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***],” HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT C

Consulting Agreement

CONSULTING AGREEMENT

THIS AGREEMENT is made as of August 13, 2018 between AgeX Therapeutics, Inc., a Delaware corporation (the “Company”), Escape Therapeutics, I n c., a California corporation (“Escape”), and Basil M. Hantash (“Hantash”).

RECITALS

A. The Company has acquired certain patents, patent applications, rights related to patents and patent applications, know-how, an d related intellectual property (collectively the “Acquired IP”) from Escape pursuant to an Asset Purchase Agreement, dated as of August 13, 2018 (the “Asset Purchase Agreement”);

B. Pursuant to the Asset Purchase Agreement, Escape has agreed to provide to the Company consulting services to assist the Company in the prosecution of patent applications included in the Acquired IP and the use of the Acquired IP, including but not limited to research and development of products and performance of services and process utilizing or in reliance upon the Acquired IP;

C. The consulting services provided by Escape to the Company shall be performed by Hantash, as provided in this Agreement.

D. The term of this Agreement is from August 13, 2018 to August 12, 2021.

In consideration of the mutual covenants, promises, and agreements herein contained and for other good and valuable considerations, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Engagement. The Company hereby agrees to engage Escape to provide to the Company the services of Escape’s Chief Executive Officer, Hantash, to perform the services described on Schedule A. Escape accepts such engagement. Hantash shall report to the [Chief Executive Officer] with regard to the consulting services performed on behalf of Escape for the Company under the terms of this Agreement. In addition to the performance of services for the Company, Escape shall, to the extent so required by the Company, also provide the services of Hantash for the performance of services for one or more Company subsidiaries that are members of a consolidated group of which the Company is a part (each a “Related Company”), provided that such services are consistent with the kind of services Escape performs or may be required to perform for the Company under this Agreement. If Escape performs any services for any Related Company, Escape shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Related Company.

2. Payment for Services. The Company shall pay Escape the fees determined in accordance with Schedule A. Escape shall submit an invoice monthly specifying the services provided. The Company shall pay Escape’s fees by check or wire transfer to an account designated by Escape, due within 5 days after the receipt of the invoice. Escape shall be paid in arrears for each month of the term of this Agreement.

3. Independent Contractor.

(a) Escape is an independent contractor of the Company and nothing in this Agreement shall be deemed to constitute Escape or Hantash as an employee, officer, director, partner, or agent of the Company or any Related Company.

(b) Neither Escape nor Hantash shall have no authority to bind the Company or any Related Company to any contract, agreement, or obligation. Neither Escape nor Hantash shall not hold themselves out as the agent of the Company or any Related Company.

(c) Escape represents that Hantash has experience and expertise in the applicable field of this Agreement, and that Escape has sufficient resources and facilities to perform the services contemplated by this Agreement.

(d) Escape is responsible for all of Escape’s own business expenses and shall not be reimbursed by the Company for any costs or expenses incurred by Escape or Hantash in performing services under this Agreement; except that if the Company requests that Hantash travel to places that are located more than 50 miles from the Company’s headquarters, the Company shall either provide Hantash with transportation and lodging or shall reimburse Escape or Hantash for reasonable travel and lodging expenses incurred by either of them, provided that the Company is provided with invoices for such expenses and Escape and Hantash otherwise comply with the Company’s travel policies.

(e) Escape acknowledges and agrees that the fees for consulting services to be paid under Section 2 of this Agreement shall be the sole and exclusive compensation payable to Escape. Hantash acknowledges and agrees that he is providing services to the Company under this Agreement solely as an employee of Escape and not as an employee or consultant of the Company or any Related Company, and Hantash shall look solely to Escape for compensation for his services as an employee of Escape, including for services provided to the Company or any Related Company under this Agreement. Hantash shall not be entitled to participate in any retirement, pension, life, health, accident and disability insurance, or other similar employee benefit plans which may be adopted by the Company or any Related Company for its officers or employees, and shall not be entitled to any paid vacation or sick leave time from the Company or any Related Company.

(f) Escape represents and warrants to the Company that it is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Escape’s obligations under the Agreement or that would prohibit Escape or Hantash, contractually or otherwise, from performing services to the Company or any Related Company as provided herein. Hantash represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Escape’s obligations under the Agreement or that would prohibit him, contractually or otherwise, from performing services to the Company or any Related Company on behalf of Escape as provided herein.

(g) Escape represents and warrants that it will not use or disclose, in connection with the performance of consulting services to the Company or any Related Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property (other than the Acquired IP) as to which any other person or entity has any right, title or interest, except to the extent that the Company or a Related Company holds a valid license or other written permission for such use from the owner(s) thereof. Hantash represents and warrants that he will not use or disclose, in connection with the performance of consulting services to the Company or any Related Company on behalf of Escape, any patents, trade secrets, confidential information, or other proprietary information or intellectual property (other than the Acquired IP) as to which any other person or entity has any right, title or interest, except to the extent that the Company or a Related Company holds a valid license or other written permission for such use from the owner(s) thereof. Hantash represents and warrants to the Company that he has returned all property and confidential information (other than the Acquired IP) belonging to any prior employer.

4. Confidential Information. In providing services under this Agreement, Escape and Hantash will have access to, or the Company or a Related Company may disclose to Escape or Hantash, trade secrets and confidential information of the Company or a Related Company. Confidential Information includes the Acquired IP (except for such information as has been publicly disclosed in any patent application) and all other information and ideas, in any form, relating in any manner to the Acquired IP or matters such as: products; formulas; technology and know-how; inventions; research and development plans and data; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; discussions with third parties concerning potential contracts or arrangements for the development, manufacture, marketing, distribution, and sale of Company or Related Company products, services, or processes, or for the licensing of Patent rights or other Company or Related Company patents or other intellectual property, and financial information. Confidential Information also shall include any information of any kind, whether belonging to the Company, a Related Company, or any third party, that the Company or a Related Company has agreed to keep secret or confidential under the terms of any agreement with any third party. Confidential Information does not include: (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Escape or Hantash; (ii) information that was rightfully in the possession of Escape or Hantash prior to the date of this Agreement and was not assigned to the Company or a Related Company or was not disclosed to Escape or Hantash in connection with the performance of services for the Company or a Related Company; or (iii) information disclosed to Escape or Hantash, after the termination of this Agreement, by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company or a Related Company, and who is not subject to an obligation to keep such information confidential for the benefit of the Company, a Related Company, or any third party with whom the Company or a Related Company has a contractual relationship. Escape and Hantash understand and agree that all Confidential Information shall be kept confidential by Escape and Hantash both during and after the termination of this Agreement. Escape and Hantash each further agrees that it or he will not, without the prior written approval of the Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required by the Company or a Related Company in the course of performing consulting services for the Company or a Related Company under this Agreement. The provisions of this Section 4 shall survive termination of this Agreement for a period of 10 years.

5. Inventions/Intellectual Property/Proprietary Information

(a) Any and all inventions, discoveries, improvements or intellectual property which Escape or Hantash may conceive or make during the period and course of this Agreement or thereafter which are based on or utilize in any way any Confidential Information, Acquired IP or other patent, invention, trade secret, equipment, supplies, or facilities of the Company or a Related Company, or which resulted from any work performed by Escape or Hantash for the Company or a Related Company, shall be the sole and exclusive property of the Company or the applicable Related Company. The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, if applicable. If Escape or Hantash wish to clarify that something created by either of them prior to the date of this Agreement that relates to the Company’s or a Related Company’s actual or proposed business or research and development is not within the scope of this Agreement, they have listed it on an Appendix to this Agreement in a manner that does not violate any third party rights.

(b) Escape and Hantash each agrees to disclose promptly to the Company all improvements, discoveries, or inventions which Escape or Hantash, as the case may be, may make solely, jointly, or commonly with others, and to assign as appropriate such improvements, discoveries, inventions or intellectual property to the Company or a Related Company designated by the Company, where the rights are the property of the Company or Related Company. Escape and Hantash each agrees to execute and sign any and all applications, assignments, or other instruments which the Company or a Related Company may deem necessary in order to enable the Company or a Related Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the improvements, discoveries, inventions or intellectual property, or in order to assign or convey to or vest in the Company or a Related Company the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents. Escape and Hantash each hereby irrevocably designates and appoints the Company as Escape’s or Hantash’s agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in Escape’s and Hantash’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Escape or Hantash. This paragraph is applicable whether or not the invention, discovery, improvement or intellectual property was made under the circumstances described in paragraph (a) of this Section. Escape and Hantash each agrees to make such disclosures understanding that the disclosures will be received in confidence and that, among other things, the disclosures are for the purpose of determining whether or not rights to the related invention, discovery, improvement, or intellectual property is the property of the Company or a Related Company.

6. Termination. Upon termination of the term of this Agreement, the Company shall have no further liability or obligation to Escape or Hantash under this Agreement except for payment of any consulting services and reimbursable travel expenses incurred by Escape between the Escape’s last invoice and the date of termination. This Agreement will terminate upon the first to occur of the following events:

(a) August 1, 2021;

(b) The death or disability of Hantash; provided that, disability shall mean Hantash’s inability to provide substantially all of the services required by the Company during any thirty (30) day period due to illness, injury, or bodily or mental infirmity;

(c) Hantash ceasing, for any reason, to be an employee of Escape or a successor company bound by this Agreement;

(d) The dissolution, liquidation, or winding-up of the business of Escape, except in connection with the sale or assignment of all or substantially all of the assets of Escape to a third party that has employed Hantash and agrees in writing to assume Escape’s obligations under this Agreement and to be bound by the terms of this Agreement, provided, that the Company has approved in writing the assumption of this Agreement by such third party;

(e) Upon written notice of termination from the Company to Escape, given at any time after the recession, or the institution of any proceeding or claim for recession, of the sale and assignment of the Acquired IP, in whole or in part, to the Company;

(f) Upon written notice of termination from the Company to Escape, given at any time after a third party asserts any right, title or interest in the Acquired IP, in whole or in part, or institutes any lawsuit or proceeding claiming that the Acquired IP, in whole or in part, infringe upon any patent or trade secret owned by or licensed to such third party;

(g) Upon thirty (30) days written notice from Escape to the Company in the event of a material breach or default by the Company in payment of the fees and expenses due and payable under this Agreement, provided that such breach or default is not cured by the Company within such thirty (30) day period; and

(h) Upon thirty (30) days written notice from the Company to Escape in the event of a material breach or default by Escape or Hantash in performance of any covenant, agreement, or obligation under this Agreement, provided that such breach or default is not cured within such thirty (30) day period.

7. Post-Termination Obligations of Escape. Upon termination of this Agreement, Escape and Hantash shall (i) cease providing services pursuant to this Agreement after the effective date of such termination, (ii) deliver to the Company or to the Company’s designee all materials, information, software, documents, and other work product, in printed, written, electronic or magnetic media, containing Confidential Information; (iii) return to the Company any and all equipment, documents, software, and information (whether or not the same constitute or include Confidential Information) in printed, written, electronic or magnetic media provided to Escape by the Company, by any Related Company, or by any third party in connection with Escape’s performance of consulting services for the Company or a Related Company; and (iv) continue to abide by those provisions of this Agreement that survive the termination of this Agreement

8. Indemnity. Escape shall indemnify, defend, and hold harmless the Company and each of the directors, officers, employees, and shareholders of the Company (the indemnified parties) from and against any and all lawsuits, proceedings, claims, demands, judgments, losses, damages, costs, or expenses (including attorneys’ fees and expenses) arising from or in connection with any and all of the following: (a) the failure on the part of Escape to pay any and all federal and state income tax and payroll taxes (including liability of Escape for withholding such taxes and F.I.C.A. and similar state or local payments in respect of Escape’s employees) incurred with respect to services performed under this Agreement by Hantash or any other employee or Escape, (b) fraud, willful violation of law, or any negligent acts or omissions of Escape or Hantash in connection with the performance of services for the Company or a Related Company pursuant to this Agreement, and (c) the breach of any of Escape’s representations, warranties, or covenants contained in this Agreement. The provisions of this Section 8 shall survive termination of this Agreement.

9. Workers Compensation. Insofar as required by applicable law, Escape shall provide workers compensation insurance to each of Escape’s employees (if any) in accordance with the relevant state and federal law.

10. Assignment. This Agreement is for personal services to be rendered by Escape. Escape’s rights and obligations under this Agreement may not be assigned or subcontracted by Escape without the prior written consent of the Company, which consent the Company may grant or deny at its sole and absolute discretion.

11. Arbitration. If the parties are unable to resolve any dispute between them arising out of, or related to, this Agreement, that dispute shall be resolved by arbitration according to the Optional Expedited Arbitration Procedures of JAMS. Arbitration proceedings shall be conducted in San Francisco, California. This section shall survive the termination of this Agreement.

12. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses shown on the signature page of this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section).

13. Entire Agreement. This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of services by Escape for the Company. This Agreement contains all of the representations, covenants, and agreements between the parties with respect to the rendering of services by and compensation of Escape.

14 Amendments; Modifications. Any amendment or modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

15. Delays and Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party to this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such party nor shall it be construed to be a waiver of, or an acquiescence in, any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing, and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law and otherwise afforded to any party shall be cumulative and not alternative.

16. Titles and Subtitles. The titles or headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

17. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, each such unenforceable provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if each such unenforceable provision were so excluded, and the balance of this Agreement as so interpreted shall be enforceable in accordance with its terms.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19. Attorneys’ Fees. If any legal action, including any arbitration proceeding or lawsuit, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees.

20. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of California.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

THE COMPANY:

AgeX Therapeutics, Inc.

By:	/s/ Michael D. West
Michael D. West,
Chief Executive Officer

Address for notice:	1020 Atlantic Ave, Suite 102
Alameda, CA 94501
Email: mwest@AgeXTherapeuticsmail.com

ESCAPE:

By:	/s/ Basil M. Hantash
Title:	CEO & Chairman

Address for notice:	3800 Geer Road, Suite 200
Turlock, CA 95382
Email: basil@escapetherapeutics.com

HANTASH

/s/ Basil M. Hantash
Basil M. Hantash

Address for notice:	3800 Geer Road, Suite 200
Turlock, CA 95382
Email: basil@escapetherapeutics.com

SCHEDULE A

SERVICES AND FEES

1. Services

Hantash shall advise Company on matters relating to the genetic modification of cells in order to reduce immunogenicity of said cells, marketing of products and services relating to said modified cells, and general consulting on topics mutually agreed upon. Hantash shall report to the Company’s CEO.

2. Hours of Services

Escape shall perform services under this Agreement 4 days per month for a total of 48 work days per year during the term of this Agreement, on the basis of a 7.5 hour work day (a “Work Day”).

3. Fees and Expenses

In consideration of the services performed by Escape under this Agreement, the Company shall pay to Escape consulting fees of $200,000.00 per year which is equivalent of $4,166.67 per Work Day during the term of this Agreement. In the case of any partial Work Day during which services were provided, the foregoing consulting fee shall be prorated based on a fraction, the numerator of which shall be the number of hours for which services were actually rendered by Escape and the denominator of which shall be 7.5.

Escape shall be reimbursed only for reasonable, necessary, and prior approved out of pocket travel, food, and lodging expenses to the extent reimbursement is permitted under Section 3(d) and the Company’s travel policies.

Escape shall invoice the Company for fees and reimbursable expenses, if any. To ensure timely payment, all Escape invoices must reference a Company Purchase Order Number, and should be sent to:

AgeX Therapeutics Inc. 1010 Atlantic

Avenue

Suite 102

Alameda, CA 94501

ATTN: Accounts Payable

SCHEDULE 1.01(a)

Acquired Patents

Matter No.	Title	Status	Application No.	Patent No.	Country
[***]	[***]	[***]	[***]	[***]	[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***],” HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE 1.01(f)

Equipment

[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***],” HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.